OmniValley

OmniValley is an exclusive, online venture network showcasing and connecting startup ecosystems at the investor level.


OmniValley
Add Your Map Marker

Invest

$99 minimum investment

Deadline May 1, 2021
in 8 days

Share Price
$0.45

Total Raised
$25,153

Valuation
$3,255,428

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

OmniValley has cultivated a social community, specifically designed for investors seeking to enter under-ventured and unfamiliar markets. Our platform provides transparency and access into entrepreneurial ecosystems, regardless of geography or market size, and enables our members to create new and impactful relationships across the globe.

WHY YOU SHOULD INVEST

WHY YOU, WHY NOW...

Because you've taken the time to support us, the OmniValley team is pleased to return the favor to our early investors:

- For our Investor Members or those planning to join the network, an investment of **any amount** here will grant you a free profile and extended membership for at least an entire year! Once you and your organization are noted as a supporter of OmniValley, your subscription will be free – including complete access to a growing network of now more than 750 investor members!
- For our Service Providers and Ecosystem Builders: we're offering your organization premiere placement on our Benefits & Partners page (see snapshot below)! For an investment of **$3,000**, we'll place you at the top of our listings and in front of our growing member base of over 750 accelerators, venture capital firms, and larger institutions. Our current providers have revenue sharing agreements with us – for you, we'll remove that for at least one year too! Look to your marketing and sponsorship budgets – as our platform grows, we want you listed for them to see. And launching soon... we have a rapidly expanding base of member portfolio companies that currently include upwards of 15,000 (venture backed) startups. These startup companies will have immediate access and exposure to your service offerings. Our investors and companies will need your services – we can highlight what you're doing for them in big ways – join us!

For larger amounts invested into OmniValley today, we'll be working closely with those groups on targeted placement of their choosing, investor level access and complete profiles, and waived event sponsorship opportunities - all attainable through your increased support with us today!

Why Invest


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PROBLEM

Venture Capital is about **access** and **deal flow**

Access is **geographically concentrated** and **unequal**

Over **75%** of all U.S. venture deals happen in only **3 markets**

These markets have become **oversaturated** and **overpriced**

Problem

Innovation and entrepreneurial talent **exists everywhere**

Funneling through everywhere takes **time, resources, and connections**

Sustainable **relationships are mandatory**

Relationships in **unfamiliar markets** are **difficult endeavors**

Problem

The new market conditions of remote work have brought forth challenges to many businesses, but have created significant opportunities for the venture capital industry. The data and trends on investment dollars spent elsewhere had already begun to point to the Midwest and other, once peripheral markets before the pandemic took over; however, we are now operating without geographical advantages/disadvantages, leading to an increasing need to connect into untapped regions and discover new investor connections and promising startup companies.

Entrepreneurship and startup activities exist in all regions and societies around the world, yet institutional and venture capital investments remain extremely concentrated to a few areas. These epicenters include the greater San Francisco area, Boston, and New York City markets where startup companies receive close to **80%** of all venture investment year over year [1].

Venture Capital Invested Dollars


3.1%
Pacific Northwest
($3.2B)
4.1%
Midwest
($4.3B)
12.5%
New York
($13B)
9.6%
Boston
($10B)
53.6%
California
($56B)
2.6%
Texas
($2.7B)
2018 Dollars

Problem

Source: Pitchbook Data - 2018

Problem


Multiple on Invested Capital By City
Seattle
4.8x
Boston
3.6x
Chicago
5.6x
New York City
4.4x
Bay Area
4.2x
Austin
3.3x
(2006 – 2018)

Source: Pitchbook Data - 2019

The return on capital provided to investors does not justify the disproportionate sum of funding given to these centralized locations. The largest investors have begun to notice this trend in relative performance and have started to shift their way of thinking. Throughout 2016, 1,192 institutions and VC firms made at least 1 startup-related investment outside of SF, Boston, and NYC. **The number of investors jumped in 2017 to 1,344; over a 12% increase in new investors in one year** [2].

Today, most understand that entrepreneurs can build something innovative and succeed from anywhere. Still, it continues to be difficult for investors to navigate and cover these unfamiliar areas.

Problem


What happens today…
I'm an Investor!
I'm targeting new markets!
Where's my deal flow?
What about Co-Investors?
Pitchbook?
CB Insights?
LinkedIn?
Cold Calls…
Waiting for soft-intros…
Travel time
Travel expenses
Where should I target?
Attend multiple events…
Attend global conferences…
Host our own?
Constant Planning
Recurring Costs
Used Resources
New strategic connection
…maybe
Head home
Do it all again!
… and repeat

According to one OmniValley member, Unshackled Ventures, "It is far too much work to assess these outside markets. Before OmniValley and what the team will grow it into, we previously had few connections into these places so they continued to go overlooked. With the platform, I can directly interact with these market participants and make important connections for my firm."

Furthermore, Bobby Franklin, President of the National Venture Capital Association stated that, "To work with the broader entrepreneurial ecosystem, investors as a whole are increasingly engaging with accelerators and startup founders."

This outlines the problems that OmniValley addresses within this flawed market. The reason investors don't source more deals elsewhere is not because they only have an interest in coastal startups, but because they do not have an efficient way of being introduced to peripheral, unknown markets. Investors attempting to enter new startup ecosystems are unfamiliar with the local markets and uncomfortable with the lack of transparency.

OmniValley's inherent value lies in connecting local communities to experienced investor members who are interested in discovering new ecosystems. Startup accelerators offer this first connection point into emerging regions. These are the local boots-on-the-ground operators who also struggle in their own right to attract these investors. While data providers and other relationship-matching networks exist, none of them seem to understand that the creation of entrepreneurial ecosystems and the fostering of startup communities begins at the very early, granular, and local levels.

[1] Source: The Martin Prosperity Institute - 2019
[2] Source: Pitchbook Data - 2018

> **"We're now seeing these pockets of technology companies spring up all over outside of Silicon Valley. While we may not have the density of the Silicon Valley, we've found that all the talent we need is right here in Michigan. Investors are coming to me."**
>
> — Jeff Epstein
> Founder/CEO Ambassador (Detroit, MI)

SOLUTION

OmniValley focuses on the development of entrepreneurial ecosystems and solves the existing problems within a market ripe for disruption. The platform utilizes member-driven data to create an experience for its community that is both simple to use and increasingly valuable. Because we seek to accelerate the exchange of the most critical, relationship-forming information, we don't ask our members to fill out endless questionnaires or gather past data to populate a newsfeed. We only collect high-level and defining criteria that are very descriptive and rarely changing. This allows our Members to better showcase themselves, highlight their portfolios, and to form more curated connections based on what matters most to them.

OmniValley continues to work with its members to implement the desired tools to make data gathering easier and to foster strategically-filtered and curated relationships:

- **Market Transparency**
  Due to the investment duration and competition worries, VC fund and startup company investments have been historically challenging to monitor. OmniValley's platform data is inputted, maintained, and updated by each individual profile owner, thereby offering needed transparency for all members active in startup company and venture fund investing.

- **Curated, Private Community**
  OmniValley platform members must meet current eligibility requirements in order to maintain and grow a community of well-curated peers. In doing so, the platform's members are given a trusted place to share otherwise sensitive data and information to only like-minded, operationally similar peers. By focusing on exclusivity, the network becomes inherently more attractive to future members.

- **Meaningful and Fast Connections**
  OmniValley members will be offered startup company or fund email templates to be sent directly to "followers" and other interested and matching members. This enables receiving members to see up-to-date metrics on companies and funds directly marketed by the sending, investor members. The platform elicits faster, more strategic connections based on filtered data sent in real-time. While providers and other industry networks exist, data collection has been the core focus behind connecting startup ecosystems. OmniValley differs in that we are intently focused on building the relationship tools to create stronger, faster relationships.

- **Portfolio Company Exposure**
  Given the present need in today's world and having heard from our members, we will be opening a startup company directory to live separately from the Investor platform. This will enable current members to showcase their portfolios and startup companies they are working with to the rest of the investor community on OmniValley. Members will soon be able to have company information sent directly to those interested from anywhere in this virtual world.

- **OmniValley Intelligence**
  Soon to be introduced, we plan to extrapolate member-inputted data to launch a co-investor mapping and portfolio company tracking visualization tool. Members will have the ability to plug in their portfolio companies and metrics to have a curated list of potential co-investors and connections based on specifics and past data matching their own investment preferences. Members will be able to connect with one another through past and present portfolio company information.

Solution


OmniValley
My Valley
Ecosystem Map
Member List
Add Your Map Marker

Mapped Ecosystem Participants

Simple Data Input

We collect and filter by core criteria:

- Direct Investor
- Fund Investor
- Lead Rounds
- Follow-on Investor
- Geo-Focus
- Stage
- Industry
- Check Range

We showcase the Investors & Ecosystem Builders that are your next strategic partners

Solution


Email
Phone
Scheduling

Solution


The OV Angels

Solution

Company Promotions


TeleVet
Televet - GAN Ventures' Portfolio Company
Pet Technology
Brought to you by OmniValley Member Gan Ventures
TeleVet is on a mission to elevate the relationship between the 33k veterinary clinics and the 160mm pet owners in the U.S. Through seamless communication ... More
Current Challenges: TeleVet is hiring! Seeking introductions to all-star developers and customer success managers. We're always excited to meet mentors with veterinary expertise or experience building great companies.
Raised to date: $8m Series A
Increasingly, people want restaurant quality food experiences in their own homes. Spark's first product is a smart grill that is set to feed this food revolution. The Spark Grill gets ... More
Current Challenges: Buy a grill! The company just launched pre-orders and they need novice and expert grillmasters to buy and try the product. It starts shipping in July 2020!
Raised to date: $10m Pre-Series A


14226 Portfolio companies listed on OmniValley
301 Funds listed on OmniValley
113 OmniValley members In Market for their fund or companies
Innovative VC
Venture Capital

Solution

BUSINESS MODEL

OmniValley is cultivating a strong and collaborative network of investment firms, funds, and individuals. We are intently focused on building the tools and functionalities for the platform to make it conducive for all members involved. We have planned out freemium to premium subscription offerings to enable profitability while continuing to rapidly scale our member base.

Additional streams of revenue over the next year will come from service provider placement on our benefits and partners page, as well as small subscription fees paid to OmniValley by the startup company profile side.

In order to ramp up our membership numbers to target revenue faster, we intend to create sustainable network effects through content positioning and brand awareness, increase our advertising spend, and continue to funnel our technology roadmap through to execution and launch.

MARKET

Market


Venture Capital
8,500
Corporate Venture
700
Family Office
1,100
Angel Groups
1,200
Limited Partners
800
Accelerator
5,200
Accredited Individuals
4,000,000
17,500
Organization Members
4,000,000
Individual Members

Less than 20% of our total market resides where nearly 80% of venture funding happens – leaving so many needing the exhibition and access points that OmniValley can provide. OmniValley has an addressable market of more than 17k targeted organizations, groups, and 4M angel targeted investor profile members. And these numbers are both growing.

Online platforms and databases focused on startup investments are controlled by a number of players, two of which are AngelList and PitchBook Data. AngelList has a network of individual accredited investors looking to directly invest into startup companies. It is open source and allows 2,700+ accredited investors to form groups and/or individually reach out to all startups on their network. PitchBook utilizes its 600 employees to populate widely sourced data on companies to be provided to its subscribing customers. While each competitor has positively grown over the years, AngelList's user base is overcrowded and lacks direction and PitchBook relies on previously disclosed data and is controlled by the PitchBook team. By allowing all types of investors on their network, AngelList has become a group think-tank where one syndicate can lead others to certain startup investments. In doing so, users are investing alongside those still focused on the usual, larger markets. PitchBook, however, only consolidates the data on these groups and companies, giving their subscribers extensive filters to sift through scraped information.

Investors are becoming conscious as to whether the stale data and often incorrect contact information being provided justifies their hefty subscription fees. What these competitors lack by way of a well-curated, relationship-focused network and trusted data shared in real-time are what OmniValley sees as market-changing opportunities.

OmniValley serves this targeted market as the only online platform centered on connecting small-scale entrepreneurial regions to large, strategic, and new investors. Unlike our competitors, OmniValley offers member-inputted information provided in real-time to a select, interested network. Institutions, corporations, and VC firms can relate to accelerators and the building of smaller ecosystems as they too often have altruistically like-minded missions to foster growth in their own communities.

The platform is a trusted peer network where information and interactions are based on each member's own discretion. Outdated or stale data is not being scraped nor inputted from other sources. OmniValley's platform focuses on fostering introductions and creating otherwise nonexistent relationships based on the most important qualitative and quantitative member inputs.

PROGRESS

Since our inception in 2018:

- We've conducted interviews with over 300 targeted members and continue to speak with new referrals on a daily basis. From those asked to register on the OmniValley platform, the adoption rate exceeds 90%.
- The platform opened with 25 members on March 1, 2018 and has since grown to over 400 active organization profile members in 2020.
- 200+ unique ecosystems/markets

  > 6 continents represented

- 100+ new investor-to-investor connections sourced
- Proudly aligned with the **Global Accelerator Network**. Their team has been tremendously supportive and helpful in introducing us to their growing network of accelerator organizations as well as promoting OmniValley to their distribution.

The team is confident given the growth in member rates and the overwhelmingly positive support provided by current and future members, that OmniValley will meet its targeted benchmarks and provided increased economic benefits to local communities.

Snapshot of the platform and network today:

Progress


400+
Member Organizations
200+
Ecosystems
50+
Monthly Active Users
100+
New Member Connections

Progress

74	Fund Level Investors
178	Direct Investors (Lead)
200	Direct Investors (Follow / Co-Invest)
52	Direct Investors (Lender)
14117	Portfolio companies listed on OmniValley
307	Funds listed on OmniValley
222	OmniValley members In Market for their fund or companies

PRESS


Startup Competitors
Podcast

[OmniValley: Creating a Networking Platform Exclusively for Investors]

Wisconsin Inno WISCONSININNO

[Meet Wisconsin's 2020 Inno on Fire]

Upside Podcast upside

[Grady Buchanan of OmniValley // connecting startup investors between the coasts]

Wisconsin Inno WISCONSININNO

[Madison Social Media Startup One of 7 Companies in Capital Innovators' Accelerator]

St. Louis Business Journal ST. LOUIS BUSINESS JOURNAL

[These startups — including 3 from St. Louis — won spots in Capital Innovators' newest cohort]

TEAM

The OmniValley team is led by 4 individuals with the appreciated support of those within the industry and groups around the world. Our founder, Grady Buchanan has spent the bulk of his corporate career within the institutional investment world investing in both accelerator and venture capital funds. John Bruehler, our team's technical expert, has done a fantastic job in building out the platform you see today and we're happy to say that we've been able to develop and keep this in house. And Zack Genthe and Justin Bui come from the consulting world, chemical engineering and new product development, respectfully. Zack and Justin also each bring MBA degrees and unique insights and backgrounds to our growing team.

On the advisory side, Henry Chi and Paul Plakut work alongside the OmniValley core team. As the portfolio manager for St. Louis-based accelerator, Capital Innovators, Henry manages the growing portfolio of over 120 companies. His responsibilities include sourcing new investments, due diligence, legal negotiations and investor relations. Henry works directly with OmniValley on legal and compliance adherence as well as providing guidance on fundraising, business development and talent recruitment for OmniValley. As technical advisor, Paul Plakut works in concert with John Bruehler and the OmniValley team in structuring and planning the technical product roadmap, new build and feature initiatives, and divisional setup planning for team expansion and onboarding. OmniValley holds formal monthly advisory board meetings in addition to their open communication with these individuals.

Grady Buchanan



Grady Buchanan

Co-Founder, CEO

in

Grady Buchanan is an institutional and risk-based asset allocation professional. His focuses include venture capital fund investments as well connecting startup ecosystems across the globe. Seeing a need for an online social community to foster entrepreneurial ecosystem growth, Grady co-founded OmniValley. OmniValley is a network of institutional investors, venture capital firms, accelerators and ecosystem supporters, to connect under-ventured entrepreneurial ecosystems to sophisticated, strategic, and interested investors, sponsors, and mentors. Grady received a Bachelor of Science degree in Economics from the University of Wisconsin-Madison.

Zack Genthe



Zack Genthe

Co-Founder, COO

in

Zack Genthe is the co-founder and COO at OmniValley. Zack manages the day-to-day internal operations of the company alongside collaborative efforts in strategic planning with OmniValley's CEO and core team. He is a dynamic leader and decision maker capable of managing multifaceted positions in diverse organizations. He is a continuous learner capable of applying engineering and business principles to solve complex problems and concepts at OmniValley. Zack has a Bachelor of Science in Chemical Engineering and an MBA from the University of Wisconsin-Madison.

John Bruehler 

John Bruehler

CTO

in

John Bruehler serves as CTO at OmniValley. He is responsible for strategic and technical planning and execution. Previously, John spent time in Chicago where he helped build a wide variety of software products specific to the social networking and venture capital spaces. He is focused on leading development of product features which support institutional investors, venture capital firms, and accelerators, to build stronger entrepreneurial ecosystems. John received a Bachelor of Science degree in Integrated Biology from the University of Illinois.

Justin Bui 

Justin Bui

Sales, Marketing, and Product

in

Justin is a relationship driven and analytical leader, who has worked with reputable clients from different industries through his technology consulting experience at Deloitte. As head of sales and marketing for OmniValley, Justin is a key member with the primary goal of growing and scaling the exclusive network. He is responsible for implementing strategies that bring the value of the platform and network to our members. He has a Bachelor of Science in Economics from the University of Wisconsin-Madison and an MBA from University of Minnesota.

TESTIMONIALS



“OmniValley has been a key partner for us as we look to expand 5 LAKES Forum and connect founders in Milwaukee to VCs from elsewhere interested in deploying capital and resources throughout the Great Lakes.”

Matt Cordio

Founder: Skills Pipeline, Milwaukee Startup Week, 5LAKES

in



"Understanding what is being built and the investors that OmniValley is targeting, I know that this would be useful for someone like me."

Dave Sachse
Investments: Sachse Family Fund



"As venture capital and entrepreneurship continue to become decentralized outside of the coasts, it's increasingly important to have infrastructure and trusted virtual networks that enable founders and funders to find each other and connect efficiently. OmniValley is a best-in-class example of the transparency and discovery the industry needs in the coming decade."

Jessica Peltz-Zatulove
Founding Partner: Hannah Grey Venture Capital. Co-Founder: Women in VC

"We've actually already found others on the platform, and if the network grows larger and provides a window into regions that we just don't have the bandwidth to cover, OmniValley would be an incredibly specialized connecting tool."

Randy Klein
Senior Investment Officer: The Doris Duke Charitable Foundation



"What OmniValley is doing to highlight my fund and the greater Midwest market needs to happen. If I can be notified of other investors wanting to tap into these regions, those are the connections that we need."

Ezra Galston
General Partner/Founder: The Starting Line

ADVISORS AND INVESTORS

Henry Chi 

Henry Chi

Portfolio Manager, Capital Innovators

in

Henry manages the growing Capital Innovators portfolio of over 120 companies. His responsibilities include sourcing new investments, due diligence, legal negotiations and investor relations. In addition, Henry provides guidance on fundraising, business development and talent recruitment for portfolio companies. He previously held roles at a leading equity crowdfunding firm, tech startups and the United States Attorney's Office. Henry holds a J.D. from Washington University in St. Louis School of Law and a BA from UC Irvine.

Paul Plakut 

Paul Plakut

Chief Technology Officer, Serial Entrepreneur

in

Coming from over 15 years of consulting experience with digital transformation in the B2B manufacturing and distributing space, Paul not only brings a unique approach to technical innovation but has also built and managed organizations. His super power is his thirst for knowledge. Paul studied Computer Science at the University of Wisconsin-Milwaukee.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$50,000	20.0%
Sales and Marketing	$75,000	30.0%
Overhead, SGA, legal, accounting	$12,750	5.1%
Product Development/Developers	$100,000	40.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in OmniValley, Inc.. This offering must raise at least $10,000 by May 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. OmniValley may issue additional securities to raise up to $250,000, the offering's *maximum*.

$25,153 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,789,840 shares
× $0.45 per share

$3,505,428 implied valuation

PITCH DECK


OmniValley
Investor Presentation | 2020-21 | omnivalley.co

Open

Download

FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 9, 2020
- Form C/A on March 26, 2021
- Form C/A on April 15, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Crunchbase

UPDATES

Apr 15, 2021	Filed Form C/A
Mar 26, 2021	Filed Form C/A
Dec 9, 2020	Primary offering of 555,555 shares at $0.45
Dec 9, 2020	Filed Form C

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